Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2007 RESULTS
Same Store Sales Increase 2.7%
Reported Diluted Earnings per Share of $0.58
Board Increases Stock Repurchase Authorization by $100 Million

Plano, Texas, July 30, 2007 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended June 30, 2007.
Second Quarter 2007 Results
The Company reported total revenues for the quarter ended June 30, 2007 of $724.2 million, a $140.6 million increase from the reported total revenues of $583.6 million for the same period in the prior year. This 24.1% increase in revenues was primarily driven by the Rent-Way acquisition that closed on November 15, 2006, and a 2.7% increase in same store sales.
Reported net earnings for the quarter ended June 30, 2007 were $41.3 million, an increase of $1.5 million, or 3.8% from the reported net earnings of $39.8 million for the same period in the prior year. Reported diluted earnings per share were $0.58, an increase of $0.02, or 3.6% from the reported diluted earnings per share of $0.56 for the same period in the prior year.
“Although our second quarter financial results for revenue and earnings per diluted share were within our guidance range and our same store sales increased 2.7%, the business environment has been very challenging as of late,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “We believe that the financial challenges facing our customers have increased recently, resulting in a softer outlook for the balance of this year. As a result, we are lowering our guidance for the remainder of 2007,” Speese continued. “We will continue to invest in our core business and carry out initiatives to improve execution at the store level as we work our way through, what we believe, will be a temporarily difficult period,” Speese stated.
Six Months Ended June 30, 2007 Results
Total reported revenues for the six months ended June 30, 2007 increased to $1.479 billion, a 24.2% increase from $1.191 billion for the same period in the prior year. Same store revenues for the six month period ending June 30, 2007 increased 2.8%.
Reported net earnings for the six months ended June 30, 2007 were $56.4 million, when including the Perez litigation charges discussed below, a decrease of $23.8 million from the reported net earnings of $80.2 million for the same period in the prior year. Reported diluted earnings per share were $0.79, when including the Perez litigation charges discussed below, a decrease of $0.35 from the reported diluted earnings per share of $1.14 for the same period in the prior year.
Net earnings, when adjusting for the $51.3 million Perez litigation charge discussed below, for the six months ended June 30, 2007 were $88.5 million, an increase of $8.3 million, or 10.3% from the reported net earnings of $80.2 million for the same period in the prior year. Diluted earnings per share, when adjusting for the $51.3 million Perez litigation charge discussed below, were $1.25, an increase of $0.11, or 9.7% from the reported diluted earnings per share of $1.14 for the same period in the prior year.

The Company also announced today that its Board of Directors has increased the authorization for stock repurchases under the Company’s common stock repurchase plan from $400 million to $500 million. Under the Company’s common stock repurchase plan, shares may be repurchased in the open market or in privately negotiated transactions at times and amounts considered appropriate by the Company. To date, the Company has repurchased a total of 15,928,550 shares for approximately $395.8 million in cash under the plan since inception. Through the six month period ended June 30, 2007, the Company has repurchased a total of 1,299,750 shares for approximately $35.0 million in cash.
Through the six month period ended June 30, 2007, the Company generated cash flow from operations of approximately $143.1 million, while ending the quarter with approximately $79.0 million of cash on hand.
Operations Highlights
During the second quarter of 2007, the Company opened four new store locations, acquired 13 stores as well as accounts from three locations, consolidated 19 stores into existing locations and sold one store, for a net reduction of three stores and an ending balance as of June 30, 2007 of 3,375 company-owned stores. During the second quarter of 2007, the Company added financial services to 58 existing rent-to-own store locations, consolidated five stores with financial services into existing locations, and closed nine locations, ending the quarter with a total of 221 stores providing these services.
Through the six month period ended June 30, 2007, the Company opened 10 new store locations, acquired 13 stores as well as accounts from six additional locations, consolidated 52 stores into existing locations, and sold two stores, for a net reduction of 31 stores since December 31, 2006. Through the six month period ending June 30, 2007, the Company added financial services to 87 existing rent-to-own store locations, consolidated seven stores with financial services into existing locations, and closed nine locations, for a net addition of 71 stores providing these services.
Since June 30, 2007, the Company has opened two new store locations, acquired three stores and consolidated three stores into existing locations. The Company has added financial services to 21 existing rent-to-own store locations since June 30, 2007.
2007 Litigation Expense
Hilda Perez. As previously announced on April 30, 2007, the Company has reached a settlement with the plaintiffs to resolve the Hilda Perez v. Rent-A-Center matter, a putative class action filed in the Superior Court, Law Division, Camden County, New Jersey. Under the terms of the settlement, which has now been documented and preliminarily approved by the court, we anticipate we will pay into the settlement fund an aggregate of approximately $85.8 million in cash, to be distributed to an agreed upon class of our customers who entered into rent-to-own agreements in New Jersey from April 23, 1999 through March 16, 2006. We also anticipate paying the plaintiffs’ attorneys fees and costs to administer the settlement, in the aggregate amount of approximately $23.5 million. Under the terms of the settlement, we are entitled to 50% of any undistributed monies in the settlement fund. In connection with the settlement, we are not admitting liability for our past business practices in New Jersey. The Company recorded a pre-tax expense of $58.0 million in connection with the Perez matter during the fourth quarter of 2006, and an additional pre-tax charge of $51.3 million in the first quarter of 2007, to account for the aforementioned costs. The litigation expense with respect to the Perez settlement reduced diluted earnings per share by approximately $0.45 in the first quarter of 2007 and by approximately $0.46 for the six month period ended June 30, 2007.
The Company expects to fund the settlement with cash flow generated from operations, together with amounts available under its senior credit facilities. The hearing on a motion for final approval of the settlement is scheduled for September 14, 2007, and funding of the settlement is anticipated to occur in the fourth quarter of 2007.

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Rent-A-Center will host a conference call to discuss the second quarter results, guidance and other operational matters on Tuesday morning, July 31, 2007, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,380 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 270 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, the $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the settlement in the Perez case, or the potential impact of acquisitions or dispositions that may be completed after June 30, 2007.
THIRD QUARTER 2007 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $695 million to $710 million.

•	Store rental and fee revenues are expected to be between $633 million and $645 million.

•	Total store revenues are expected to be in the range of $686 million to $701 million.

•	Same store sales are expected to be flat to (1.5%).

•	The Company expects to open 8 — 12 new rent-to-own store locations.

•	The Company expects to add financial services to 55 – 75 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.0% and 22.4% of store rental and fee revenue and cost of merchandise sold to be between 74% and 78% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 60.7% to 62.2% of total store revenue.

•	General and administrative expenses are expected to be between 4.3% and 4.5% of total revenue.

•	Net interest expense is expected to be approximately $22 million, depreciation of property assets is expected to be approximately $18 million and amortization of intangibles is expected to be approximately $4 million.

•	The effective tax rate is expected to be approximately 36.5% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.30 to $0.36.

•	Diluted shares outstanding are estimated to be between 70.6 million and 71.6 million.
FISCAL 2007 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.905 billion and $2.935 billion.

•	Store rental and fee revenues are expected to be between $2.610 billion and $2.640 billion.

•	Total store revenues are expected to be in the range of $2.864 billion and $2.894 billion.

•	Same store sales are expected to be in the 1.0% to 2.0% range.

•	The Company expects to open approximately 30 new rent-to-own store locations.

•	The Company expects to add financial services to approximately 200 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.8% and 22.2% of store rental and fee revenue and cost of merchandise sold to be between 70% and 75% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 58.0% to 59.5% of total store revenue.

•	General and administrative expenses are expected to be between 4.1% and 4.3% of total revenue.

•	Net interest expense is expected to be between $85 million and $89 million, depreciation of property assets is expected to be between $68 million and $73 million and amortization of intangibles is expected to be approximately $16 million.

•	The effective tax rate is expected to be approximately 36.5% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.06 to $2.14.

•	Diluted shares outstanding are estimated to be between 70.6 million and 71.6 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores, including the Rent-Way stores acquired in November 2006; the Company’s ability to control costs; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; economic pressures affecting the disposable income available to the Company’s targeted consumers, such as high fuel and utility costs; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; the court hearing the Perez case could refuse to approve the settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiffs; one or more parties filing an objection to the settlement of the Perez case; and the other risks detailed from time to time in our SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2006, and its quarterly report for the quarter ended March 31, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended June 30,
(In Thousands of Dollars, except per share data)	2007	2006

Total Revenue	$724,158	$583,623
Operating Profit	87,024	75,193
Net Earnings	41,251	39,843
Diluted Earnings per Common Share	$0.58	$0.56
Adjusted EBITDA	$108,608	$89,670

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	65,066	63,291
Add back:
Interest expense, net	21,958	11,902
Depreciation of property assets	17,650	13,527
Amortization of intangibles	3,934	950

Adjusted EBITDA	$108,608	$89,670

	Six Months Ended June 30,
(In Thousands of Dollars, except per share data)	2007	2007		2006

	Before	After
	Litigation	Litigation

Total Revenue	$1,479,457	$1,479,457		$1,190,598
Operating Profit	184,429	133,179	(1)	150,677
Net Earnings	88,545	56,354	(1)	80,171
Diluted Earnings per Common Share	$1.25	$0.79	(1)	$1.14
Adjusted EBITDA	$226,978	$226,978		$179,507

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	140,136	88,886		127,212
Add back:
Litigation expense	—	51,250		—
Interest expense, net	44,293	44,293		23,465
Depreciation of property assets	34,577	34,577		26,994
Amortization of intangibles	7,972	7,972		1,836

Adjusted EBITDA	$226,978	$226,978		$179,507

(1)	Includes the effects of a $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the prospective settlement in the Perez case. The expense decreased diluted earnings per share by $0.46 for the six months ended June 30, 2007.

Selected Balance Sheet Data: (in Thousands of Dollars)	June 30, 2007	June 30, 2006
Cash and cash equivalents	$79,020	$41,174
Prepaid expenses and other assets	47,300	34,133

Rental merchandise, net
On rent	798,285	633,749
Held for rent	237,876	178,667
Total Assets	2,726,243	2,006,846

Senior debt	932,974	417,155
Subordinated notes payable	300,000	300,000
Total Liabilities	1,753,831	1,091,096
Stockholders’ Equity	972,412	915,750

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended June 30,
(In Thousands of Dollars, except per share data)	2007	2006
	Unaudited
Store Revenue
Rentals and Fees	$662,096	$527,076
Merchandise Sales	39,584	38,428
Installment Sales	7,646	5,728
Other	6,570	3,254

	715,896	574,486

Franchise Revenue
Franchise Merchandise Sales	6,955	7,892
Royalty Income and Fees	1,307	1,245

Total Revenue	724,158	583,623

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	145,927	114,733
Cost of Merchandise Sold	29,948	28,403
Cost of Installment Sales	3,129	2,398
Salaries and Other Expenses	417,114	333,113
Franchise Cost of Merchandise Sold	6,663	7,580

	602,781	486,227

General and Administrative Expenses	30,419	21,253
Amortization of Intangibles	3,934	950

Total Operating Expenses	637,134	508,430

Operating Profit	87,024	75,193

Interest Expense	23,431	13,301
Interest Income	(1,473)	(1,399)

Earnings before Income Taxes	65,066	63,291

Income Tax Expense	23,815	23,448

NET EARNINGS	41,251	39,843

BASIC WEIGHTED AVERAGE SHARES	69,822	69,545

BASIC EARNINGS PER COMMON SHARE	$0.59	$0.57

DILUTED WEIGHTED AVERAGE SHARES	70,764	70,640

DILUTED EARNINGS PER COMMON SHARE	$0.58	$0.56

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Six Months Ended June 30,
(In Thousands of Dollars, except per share data)	2007	2006
	Unaudited
Store Revenue
Rentals and Fees	$1,322,209	$1,047,459
Merchandise Sales	107,921	102,591
Installment Sales	16,056	11,579
Other	13,746	6,540

	1,459,932	1,168,169

Franchise Revenue
Franchise Merchandise Sales	16,880	19,973
Royalty Income and Fees	2,645	2,456

Total Revenue	1,479,457	1,190,598

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	288,996	227,500
Cost of Merchandise Sold	75,978	72,533
Cost of Installment Sales	6,674	4,821
Salaries and Other Expenses	837,841	671,884
Franchise Cost of Merchandise Sold	16,150	19,136

	1,225,639	995,874

General and Administrative Expenses	61,417	42,211
Amortization of Intangibles	7,972	1,836
Litigation settlement/(reversion)	51,250	—

Total Operating Expenses	1,346,278	1,039,921

Operating Profit	133,179	150,677

Interest Expense	47,527	26,324
Interest Income	(3,234)	(2,859)

Earnings before Income Taxes	88,886	127,212

Income Tax Expense	32,532	47,041

NET EARNINGS	56,354	80,171

BASIC WEIGHTED AVERAGE SHARES	70,054	69,401

BASIC EARNINGS PER COMMON SHARE	$0.80	$1.16

DILUTED WEIGHTED AVERAGE SHARES	71,051	70,445

DILUTED EARNINGS PER COMMON SHARE	$0.79	$1.14